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                                                                      Exhibit 11

                  CENTURY COMMUNICATIONS CORP. AND SUBSIDIARIES

                              EXHIBIT TO FORM 10-Q

                            For the Nine Months Ended
                           February 28, 1999 and 1998

                      COMPUTATION OF LOSS PER COMMON SHARE
                    (Amounts in thousands, except share data)


                                                                                       Nine Months Ended
                                                                              -----------------------------------
                                                                              February 28,           February 28,
                                                                                   1999                  1998
                                                                              ------------           ------------
                                                                                          (Unaudited)


Net income (loss)                                                             $    272,150           $    (97,300)
Subsidiary preferred stock dividends                                                     -                 (3,777)
                                                                                ----------            -----------
Income (loss) applicable to common shares                                     $    272,150           $   (101,077)
                                                                                ==========            ===========

Average number of common shares and
    common share equivalents outstanding
         Average number of common shares
           outstanding during this period                                       74,976,000             74,859,000
        Add common share equivalents -
           options to purchase common shares - net                               1,197,000                569,000
                                                                               -----------            -----------
Average number of common shares and
    common share equivalents                                                    76,173,000 (A)         75,428,000 (A)
                                                                               ===========            ===========
Income (loss) per common share                                                $       3.57 (A)       $      (1.34)(A)
                                                                               ===========            ===========


(A) In accordance with SFAS 128, the inclusion of common share equivalents in the computation of earnings per share need not be considered if the reduction of earnings per share is anti-dilutive. Therefore, loss per common share and common share equivalents as shown on the Consolidated Statements of Operations for the periods presented do not include certain common share equivalents as their effect is anti-dilutive.





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